UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ____)
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
CIRRUS LOGIC, INC.
(Name of Registrant as Specified in its Charter)
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[The following letter was provided to a stockholder of Cirrus Logic, Inc. on July 17, 2006]
Kate Pascuzzi
Fidelity Management & Research
Investment Proxy Research
19 Congress Street, C8A
Boston, MA 02109
          Re:      Cirrus Logic 2006 Stock Incentive Plan
Dear Ms. Pascuzzi:
          Thank you for the information relating to Fidelity’s proxy voting guidelines, which provide that any full-value award under a company’s stock incentive plan should be subject to a minimum 1-year vesting period on performance-based awards and a minimum 3-year vesting period on tenure-based awards. Further, it is our understanding that Fidelity’s guidelines set forth that a plan should not allow the applicable vesting periods to be waived on a discretionary basis except in the case of death, disability, retirement, or change in control.
          Based on our understanding of those guidelines, Cirrus Logic management has determined that it will recommend that our Board of Directors adopt the attached amendment to the 2006 Cirrus Logic Stock Incentive Plan. We believe the proposed amendment to our plan would make the required vesting periods for full-value awards consistent with Fidelity’s current voting guidelines. We intend to request our Board of Directors to approve such an amendment during the Company’s 2007 fiscal year.
Sincerely,
John Kurtzweil
Chief Financial Officer
Cirrus Logic, Inc.

Exhibit A
FIRST AMENDMENT
TO
CIRRUS LOGIC, INC.
2006 STOCK INCENTIVE PLAN
     WHEREAS, Cirrus Logic, Inc. (the “Company”) has heretofore adopted the Cirrus Logic, Inc. 2006 Stock Incentive Plan (the “Plan”); and
     WHEREAS, pursuant to Section 13.2 of the Plan, the board of directors of the Company may amend the Plan from time to time; and
     WHEREAS, the board of directors of the Company desire to amend the Plan in certain respects;
     NOW, THEREFORE, effective as of                                        , the Plan is hereby amended as follows:
1.	A new Section 6A, which shall be entitled “Additional Vesting Provisions for Full-Value Awards” and shall include new Sections 6A.1 and 6A.2, is hereby added to the Plan to read as follows:

“Section 6A. ADDITIONAL VESTING PROVISIONS FOR FULL-VALUE AWARDS
          6A.1 Minimum Vesting Periods. Notwithstanding any provision in the Plan to the contrary, a Full-Value Award granted under the Plan shall be subject to a minimum vesting period of one year if such Award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of three years if such Award is based on the Holder’s continued employment as an Employee with the Company or continued service as a Consultant or Director; provided, however, in the Committee’s sole discretion, Full-Value Awards representing no more than five percent of the aggregate number of shares of Common Stock that may be issued under the Plan may be granted without being subject to the aforementioned minimum vesting periods.
          6A.2 Restrictions on Waiver of Vesting Periods. Notwithstanding any provision in the Plan to the contrary, the Committee shall not have the discretionary authority to waive the vesting period applicable to a Full-Value Award, except in the case of death, disability, retirement, or Corporate Change.”
2.	As amended hereby, the Plan is specifically ratified and reaffirmed.

Additional Information
Cirrus Logic, Inc. has filed a definitive Proxy Statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies from the stockholders of Cirrus Logic in connection with its annual meeting of stockholders and the approval of proposals set forth therein. The annual meeting of stockholders is scheduled to occur on Friday, July 28, 2006, at 1:00 p.m. at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746. All investors and security holders are advised to read the Proxy Statement in its entirety, because it contains important information regarding Cirrus Logic and the proposals. Cirrus Logic has mailed the definitive Proxy Statement to its stockholders. Investors and security holders may obtain a free copy of the definitive Proxy Statement and other documents filed by Cirrus Logic with the SEC at the SEC’s web site at http://www.sec.gov.